EXHIBIT 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (No. 333-77733, 333-44533, 333-48885, 333-28499, 333-51822, 333-64212, 333-65472, 333-65464, 333-95754, 333-65478) on Form S-8 of Asure Software, Inc. of our report dated September 12, 2012, relating to our audits of the consolidated financial statements of PeopleCube Holding BV d/b/a PeopleCube as of and for the years ended December 31, 2011 and 2010, included in this Current Report on Form 8-K/A.  Our report dated September 12, 2012 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to PeopleCube Holding BV d/b/a PeopleCube’s ability to continue as a going concern.

/s/ McGladrey, LLP

Boston, Massachusetts

September 24, 2012